VSE Corporation Announces Second Quarter 2026 Results
Record Revenue and Profitability
Raises 2026 Guidance

MIRAMAR, FLORIDA, August 5, 2026 - VSE Corporation (“VSE” or the “Company”) (NASDAQ: VSEC, VSECU), a leading provider of aviation aftermarket distribution and repair services, announced today results for the second quarter 2026.

SECOND QUARTER 2026 RESULTS(1)
(As compared to the Second Quarter 2025)

▪Total Revenues of $449.1 million increased 65.0%
▪GAAP Net Income of $28.5 million increased 109.1%
▪GAAP Net Income Margin of 6.4% increased approximately 140 basis points
▪GAAP EPS (Diluted) of $0.91 increased 37.9%
▪Adjusted EBITDA(2) of $86.0 million increased 98.0%
▪Adjusted EBITDA Margin(2) of 19.2% increased approximately 320 basis points
▪Adjusted Net Income(2) of $55.0 million increased 101.2%
▪Adjusted EPS (Diluted)(2) of $1.75 increased 32.6%

1 All numbers reflect results from continuing operations
2 Non-GAAP measures, which reflect a change in the definition of Adjusted Net Income and Adjusted EPS (Diluted). See additional information within this release regarding non-GAAP financial measures

MANAGEMENT COMMENTARY
“The second quarter marked a defining step forward for VSE as we completed the largest acquisition in our history and established a differentiated global aviation aftermarket platform,” said John Cuomo, President and Chief Executive Officer of VSE Corporation. “With our recent acquisitions of Precision Aviation Group ("PAG") and NorthStar Technologies ("NorthStar"), along with our legacy VSE Aviation businesses, we are positioning VSE to become the world’s leading independent provider of aftermarket distribution and repair services, while remaining firmly grounded in the OEM-centric strategy that has guided our transformation.”

“The power of the combined platform is already evident in our financial performance. We delivered record revenue and profitability in the second quarter, exceeding our prior expectations and representing a significant step toward achieving a consolidated Adjusted EBITDA margin(2) of more than 20% in the near future. Organic growth remained broad-based, supported by new business wins, expanded capabilities, market share gains, greater share of wallet on existing programs and continued strength across the aviation aftermarket."

“Integration is a core VSE capability and an important competitive differentiator. In the short time since closing on the PAG and NorthStar acquisitions, our teams have established clear business and integration plans and are already advancing tangible revenue and margin opportunities, including insourcing, joint sales initiatives, sales-channel alignment and operating efficiencies. We are confident in the combined strength of this platform. As integration progresses, we see meaningful synergy and margin expansion potential, further reinforcing our long-term growth strategy. The strength of our first-half performance, together with our visibility into the remainder of the year, supports our decision to raise both revenue and Adjusted EBITDA margin(2) guidance for 2026,” concluded Mr. Cuomo.

“VSE’s second quarter results reflect strong execution and operational discipline across the combined business,” said Adam Cohn, Chief Financial Officer of VSE Corporation. “In the second quarter and compared to the same period last year, revenue increased 65% to $449 million, net income from continuing operations increased 109% to $29 million, Adjusted EBITDA from continuing operations(2) nearly doubled to $86 million, and Adjusted EBITDA margin from continuing operations(2) expanded approximately 320 basis points to a record 19.2%. We generated approximately $28 million of operating cash flow and $19 million of free cash flow(2) in the second quarter, with an Adjusted Net Leverage(2) ratio of approximately 2.4x. In addition, we expect stronger free cash flow(2) generation in the second half of the year, providing increased financial flexibility as we execute our integration priorities and disciplined capital allocation strategy.”

SECOND QUARTER HIGHLIGHTS
PAG ACQUISITION
VSE completed its acquisition of PAG from GenNx360 Capital Partners on May 5, 2026, in a transaction valued at approximately $2.025 billion in cash and equity, the largest acquisition in VSE’s history. The addition of PAG materially expands VSE’s scale, global reach, proprietary content and repair capabilities across commercial, business and general aviation, rotorcraft, OEM and defense end markets. Integration is underway with clear workstreams focused on sales-channel alignment, systems, insourcing, joint commercial opportunities and other revenue and margin synergies across the combined platform.

NORTHSTAR ACQUISITION
VSE completed its acquisition of NorthStar on April 1, 2026, adding engine-related maintenance, repair and overhaul (“MRO”), third-party logistics and engine component support to the Company’s aftermarket offering. NorthStar’s engine teardown, kitting and engine component-level service capabilities span multiple engine platforms and deepen VSE’s integration within OEM aftermarket supply chains. Since closing, VSE has rebranded the business as VSE Aviation Services, aligned its leadership structure and begun executing initiatives to expand its logistics and MRO capabilities.

SECOND QUARTER RESULTS
The Company's revenue increased 65.0% year-over-year to a record $449.1 million in the second quarter of 2026. Organic revenue growth was approximately 14%, driven by strength in the commercial engine aftermarket, new business wins, execution on new distribution agreements, expanded product and repair capabilities, market share gains and increased share of wallet on existing programs. The PAG, Aero 3, and NorthStar acquisitions also contributed to the year-over-year increase. Repair and distribution revenue increased 149.4% and 17.2%, respectively, versus the prior-year period. The Company reported net income from continuing operations of $28.5 million, compared to $13.6 million in the second quarter of 2025. Adjusted EBITDA from continuing operations(2) increased by 98.0% to a record $86.0 million, compared to $43.5 million in the prior-year period. Adjusted EBITDA margin from continuing operations(2) reached a record 19.2%, an increase of approximately 320 basis points, driven primarily by a greater mix of higher-margin product and repair activity, continued synergy realization from previously acquired businesses, and contributions from PAG.

FINANCIAL RESOURCES AND LIQUIDITY
The Company generated $27.6 million of operating cash flow and $18.7 million of free cash flow(2) in the second quarter of 2026. As of June 30, 2026, the Company had $75.4 million in cash and approximately $500.0 million available under its revolving credit facility. Total debt outstanding was $966.7 million. Total net debt(2) was $871.6 million and Adjusted net leverage(2) was approximately 2.4x at quarter end. The Company anticipates stronger free cash flow(2) generation in the second half of 2026, supporting continued deleveraging and disciplined investment in organic and inorganic growth opportunities.

UPDATED FULL YEAR 2026 CONSOLIDATED GUIDANCE
REVENUE

VSE is increasing its full year 2026 revenue guidance based on strong first-half performance, continued organic growth, and improved visibility into the second half of 2026. The Company is also encouraged by the demand environment and customer activity, reinforcing confidence in the strength and durability of the business. The Company now expects full year 2026 revenue growth of 61% to 64%, compared to its prior outlook of 57% to 61%.

ADJUSTED EBITDA MARGIN

VSE is also increasing its full year 2026 Adjusted EBITDA margin(2) outlook based on record first-half profitability, continued operating execution, and the early benefits of integrating its recent acquisitions. The Company now expects full-year 2026 Adjusted EBITDA margin(2) in the range of 18.7% to 19.0%, compared to its prior outlook of 18.1% to 18.5%.

2 Non-GAAP measures. See additional information at the end of this release regarding non-GAAP financial measures and the Company's inability to provide quantitative reconciliation of forward-looking Adjusted EBITDA to net income.

SECOND QUARTER RESULTS

	Three months ended June 30,			Six months ended June 30,
(in thousands, except per share data)	2026	2025	% Change	2026	2025	% Change
Revenues	$449,137	$272,139	65.0%	$773,717	$528,184	46.5%
Operating income	$48,958	$22,513	117.5%	$81,706	$47,017	73.8%
Net income from continuing operations	$28,523	$13,638	109.1%	$57,578	$27,606	108.6%
EPS (Diluted)	$0.91	$0.66	37.9%	$1.94	$1.33	45.9%

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), this earnings release also contains non-GAAP financial measures. These measures provide useful information to investors.

VSE considers Adjusted Net Income from Continuing Operations, Adjusted EPS (Diluted) from Continuing Operations, EBITDA from Continuing Operations, Adjusted EBITDA from Continuing Operations, Adjusted EBITDA margin from continuing operations, Acquisition Adjusted EBITDA from Continuing Operations, TTM Adjusted EBITDA from Continuing Operations, TTM Acquisition Adjusted EBITDA from Continuing Operations, net debt, net leverage ratio, adjusted net leverage ratio, and free cash flow as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate VSE’s business's ongoing operating performance on a consistent basis across reporting periods. These non-GAAP financial measures, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. Adjusted Net Income from Continuing Operations represents Net Income adjusted for acquisition-related costs, amortization of intangible assets, stock-based compensation, other discrete items, and related tax impact. Management believes these acquisition-related costs and other discrete items provide useful information about nonrecurring costs and benefits to help users meaningfully evaluate and compare the Company's quarterly and year-to-date performance against prior periods. Adjusted EPS (Diluted) from Continuing Operations is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding. Beginning with the second quarter of 2026, Adjusted Net Income from Continuing Operations and Adjusted EPS (Diluted) from Continuing Operations now include adjustments for amortization of intangible assets and stock-based compensation, with retrospective adjustments included for prior periods presented. Management believes these adjustments provide useful information to evaluate VSE's ongoing operating performance on a consistent basis. EBITDA from Continuing Operations represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Management believes EBITDA from Continuing Operations provides useful information about the Company's operating performance as it isolates non-cash depreciation and amortization charges as well as interest expense and income taxes, which are non-operating items. Adjusted EBITDA from Continuing Operations represents EBITDA from Continuing Operations (as defined above) adjusted for non-cash stock-based compensation and discrete items as identified above. Adjusted EBITDA margin from Continuing Operations represents Adjusted EBITDA from Continuing Operations as a percentage of revenue. Acquisition Adjusted EBITDA from Continuing Operations represents Adjusted EBITDA from Continuing Operations plus the pre-acquisition portion of EBITDA from Continuing Operations for the trailing twelve months. TTM Adjusted EBITDA from Continuing Operations represents Adjusted EBITDA from Continuing Operations as defined above for the trailing twelve months. TTM Acquisition Adjusted EBITDA from Continuing Operations includes pre-acquisition portion of EBITDA from Continuing Operations for the trailing twelve months that is not included in historical results. TTM Acquisition Adjusted EBITDA from Continuing Operations does not reflect all adjustments that would otherwise be required in connection with the preparation of pro forma financial statements in accordance with Article 11 of

Regulation S-X. Net debt is defined as principal amount of debt less debt issuance costs and less cash and cash equivalents. Free cash flow represents operating cash flow less capital expenditures. Capital expenditures include purchases of property and equipment. Net leverage ratio is calculated as net debt divided by TTM Adjusted EBITDA from Continuing Operations. Adjusted Net leverage ratio is calculated as net debt divided by TTM Acquisition Adjusted EBITDA from Continuing Operations.

Additionally, Adjusted EBITDA margin is also presented as a forward-looking non-GAAP financial measure, defined as estimated operating income before depreciation and amortization expenses as a percentage of revenue. This measure is based solely on information available to VSE as of the date of this earnings release and may differ materially from VSE’s actual operating results as a result of developments that occur after the date of this earnings release. The determination of the amounts that are excluded from this non-GAAP financial measure is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense, income amounts or anticipated synergies recognized in a given period. VSE is unable to present a quantitative reconciliation of forward-looking VSE Adjusted EBITDA from Continuing Operations to net income because certain information regarding the Company’s provision for income taxes is not available, and management cannot reliably predict all of the necessary components of net income at this time without unreasonable effort or expense. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The unavailable information could have a significant impact on the Company’s future financial results. Reconciliations of these measures to the most directly comparable GAAP measures and other information relating to these non-GAAP measures is included in the supplemental schedules attached. These non-GAAP measures, however, have limitations as analytical tools and should not be considered in isolation or as a substitute for performance prepared in accordance with GAAP.

NON-GAAP FINANCIAL INFORMATION
Adjusted Net Income from Continuing Operations and Adjusted EPS from Continuing Operations

	Three months ended June 30,			Six months ended June 30,
(in thousands)	2026	2025	% Change	2026	2025	% Change
Net income from continuing operations	$28,523	$13,638	109.1%	$57,578	$27,606	108.6%
Adjustments to net income from continuing operations:
Acquisition, integration and restructuring costs	9,047	1,832	393.8%	14,372	4,697	206.0%
Divestiture-related restructuring costs	—	432	(100.0)%	68	495	(86.3)%
Interest income on note receivable	(688)	—	—%	(1,382)	—	—%
Earn-out receivable adjustment	—	5,900	(100.0)%	—	5,900	(100.0)%
Loss on debt extinguishment	4,473	—	—%	4,473	—	—%
Debt issuance costs	—	491	(100.0)%	—	491	(100.0)%
Amortization of intangible assets (1)	18,450	6,487	184.4%	27,500	12,621	117.9%
Stock-based compensation (1)	4,045	3,141	28.8%	8,587	6,888	24.7%
	63,850	31,921	100.0%	111,196	58,698	89.4%
Tax impact of adjusted items (2)	(8,814)	(4,562)	93.2%	(13,378)	(7,757)	72.5%
Adjusted net income from continuing operations	$55,036	$27,359	101.2%	$97,818	$50,941	92.0%
Weighted average dilutive shares	31,385	20,731	51.4%	29,619	20,736	42.8%
GAAP EPS (Diluted)	$0.91	$0.66	37.9%	$1.94	$1.33	45.9%
Adjusted EPS (Diluted) from continuing operations	$1.75	$1.32	32.6%	$3.30	$2.46	34.1%
(1) The calculations of Adjusted Net Income from continuing operations and Adjusted EPS (Diluted) from continuing operations have been updated for the current and prior year periods to reflect adjustments for the amortization of acquired intangible assets and stock-based compensation. Refer to "Non-GAAP Measures" above for further considerations.

(2) The tax impact of adjusted items was calculated using an estimated statutory tax rate.

EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations

	Three months ended June 30,			Six months ended June 30,
(in thousands)	2026	2025	% Change	2026	2025	% Change
Net income from continuing operations	$28,523	$13,638	109.1%	$57,578	$27,606	108.6%
Interest expense, net	5,230	6,445	(18.9)%	3,828	14,384	(73.4)%
Provision for income taxes	10,732	2,430	341.6%	15,827	5,027	214.8%
Amortization of intangible assets	18,450	6,487	184.4%	27,500	12,621	117.9%
Depreciation and other amortization	5,524	3,147	75.5%	9,221	6,187	49.0%
EBITDA from continuing operations	68,459	32,147	113.0%	113,954	65,825	73.1%
Acquisition, integration and restructuring costs	9,047	1,832	393.8%	14,372	4,697	206.0%
Divestiture-related restructuring costs	—	432	(100.0)%	68	495	(86.3)%
Earn-out receivable adjustment	—	5,900	(100.0)%	—	5,900	(100.0)%
Loss on debt extinguishment	4,473	—	—%	4,473	—	—%
Stock-based compensation	4,045	3,141	28.8%	8,587	6,888	24.7%
Adjusted EBITDA from continuing operations	$86,024	$43,452	98.0%	$141,454	$83,805	68.8%

Net income margin from continuing operations	6.4%	5.0%	1.4%	7.4%	5.2%	2.2%
Adjusted EBITDA margin from continuing operations	19.2%	16.0%	3.2%	18.3%	15.9%	2.4%

Free Cash Flow (1)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$27,557	$11,891	$(34,707)	$(34,741)
Capital expenditures	(8,870)	(5,589)	(15,327)	(8,464)
Free cash flow	$18,687	$6,302	$(50,034)	$(43,205)
(1) Amounts include the results of both continuing and discontinued operations for the three and six months ended June 30, 2025.

Net Debt

(in thousands)	June 30, 2026	December 31, 2025
Principal amount of debt	$966,668	$296,250
Debt issuance costs	(19,711)	(3,446)
Cash and cash equivalents	(75,360)	(69,358)
Net Debt	$871,597	$223,446

Net Leverage Ratio

($ in thousands)	June 30, 2026		December 31, 2025
Net Debt	$871,597		$223,446
TTM Adjusted EBITDA from continuing operations (1)	$240,573		$182,924
Net Leverage Ratio	3.6	x	1.2	x

TTM Acquisition Adjusted EBITDA from continuing operations (2)	$370,179		$209,128
Adjusted Net Leverage Ratio	2.4	x	1.1	x
(1) TTM Adjusted EBITDA from continuing operations is defined as Adjusted EBITDA from continuing operations for the most recent twelve (12) month period.
(2) TTM Acquisition Adjusted EBITDA from continuing operations includes pre-acquisition portion of EBITDA for the trailing twelve months that is not included in historical results.

CONFERENCE CALL

A conference call will be held Thursday, August 6, 2026 at 8:30 A.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

An audio webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of VSE’s website at https://ir.vsecorp.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software. A replay of the audio webcast will be available at the same location following the conclusion of the call.

ABOUT VSE CORPORATION

VSE is a leading provider of aviation distribution and repair services for the commercial and business and general aviation (B&GA) aftermarkets. Headquartered in Miramar, Florida, VSE is focused on significantly enhancing the productivity and longevity of its customers' high-value, business-critical assets. VSE’s aftermarket parts distribution and maintenance, repair, and overhaul (MRO) services support engine component and engine and airframe accessory part distribution and repair services for commercial and B&GA operators. For more detailed information, please visit VSE's website at www.vsecorp.com.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission ("SEC") on or about August 6, 2026 for more details on the Company's second quarter 2026 results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2025 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

FORWARD LOOKING STATEMENTS

This document contains statements that, to the extent they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All such statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and this statement is included for purposes of such safe harbor provisions.

“Forward-looking” statements, as such term is defined by the Securities and Exchange Commission (the “SEC”) in its rules, regulations and releases, represent VSE’s expectations or beliefs, including, but not limited to, statements concerning the expected financial and other benefits of the acquisition of PAG, VSE’s operations, economic performance, financial condition, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.

These statements speak only as of the date of this document and VSE undertakes no ongoing obligation, other than that imposed by law, to update these statements as a result of new information, future events or otherwise. These statements relate to, among other things, VSE’s future financial condition, results of operations or prospects; VSE’s business and growth strategies; and VSE’s financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, certain of which are beyond VSE’s control, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation, risks related to:

•the performance of the aviation aftermarket;
•global economic and political conditions;
•supply chain delays and disruptions;
•competition from existing and new competitors;
•losses related to investments in inventory and facilities;
•interruptions in the Company's operations;
•challenges related to workforce management or any failure to attract or retain a skilled workforce;
•the significant expenses that have been incurred and will be incurred in connection with the PAG Acquisition;
•the Company's ability to successfully integrate and achieve the strategic and other objectives and benefits, including any expected synergies, relating to recently completed acquisitions, including the PAG Acquisition;
•access to and the performance of third-party package delivery companies;
•prolonged periods of inflation and the Company's ability to mitigate the impact thereof;
•future business conditions resulting in impairments;
•the Company's ability to successfully divest businesses and to transition facilities in connection therewith;
•the Company's work on large government programs;
•health epidemics, pandemics and similar outbreaks;
•compliance with government rules and regulations, including tariffs and environmental and pollution risk;
•the Company's ability to mitigate the impacts of increased costs related to tariffs;
•litigation and legal actions arising from the Company's operations;
•technology and cybersecurity threats and incidents;
•the Company's outstanding indebtedness, including the increase in indebtedness upon completion of the PAG Acquisition;
•market volatility in the debt and equity capital markets;
•the Company's ability to continue to pay dividends at current levels or at all;
•the Company's published financial guidance;
•restrictions and limitations that may stem from financing arrangements the Company enters into or assumes in the future; and
•the other factors identified in the Company's reports filed or expected to be filed with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 27, 2026 (“2025 Form 10-K").

You are advised, however, to consult any further disclosures VSE makes on related subjects in VSE’s periodic reports on Forms 10-K, 10-Q or 8-K filed with or furnished to the SEC.

INVESTOR CONTACT

Michael Perlman
VP, Investor Relations & Treasury
T: (954) 547-0480 M: (561) 281-0247
investors@vsecorp.com

VSE Corporation and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$75,360	$69,358
Receivables (net of allowance of $7.8 million and $7.2 million, respectively)	274,628	190,732
Contract assets	59,488	41,468
Inventories	867,124	553,834
Prepaid expenses and other current assets	48,872	37,937
Total current assets	1,325,472	893,329
Property and equipment (net of accumulated depreciation of $43.1 million and $34.2 million, respectively)	166,548	91,098
Intangible assets (net of accumulated amortization of $130.2 million and $100.2 million, respectively)	952,090	295,962
Goodwill	1,810,424	641,242
Operating lease right-of-use asset	92,321	50,151
Note receivable	28,423	27,041
Other assets	22,128	29,755
Total assets	$4,397,406	$2,028,578

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$32,004	$7,500
Accounts payable	187,068	154,506
Accrued expenses and other current liabilities	96,077	73,161
Dividends payable	2,806	2,339
Earn-out obligation	33,850	—
Total current liabilities	351,805	237,506
Long-term debt, net of current portion	914,953	285,304
Deferred compensation	5,114	5,918
Long-term operating lease obligations	78,643	43,693
Deferred tax liabilities	104,583	12,394
Other long-term liabilities	8,872	4,955
Total liabilities	1,463,970	589,770
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.05 per share, authorized 44,000,000 shares; issued and outstanding 28,062,020 and 23,398,046, respectively	1,403	1,170
Additional paid-in capital	2,484,138	1,041,483
Retained earnings	447,608	395,643
Accumulated other comprehensive income	287	512
Total stockholders' equity	2,933,436	1,438,808
Total liabilities and stockholders' equity	$4,397,406	$2,028,578

VSE Corporation and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Revenues:
Products	$203,407	$173,603	$405,757	$334,154
Services	245,730	98,536	367,960	194,030
Total revenues	449,137	272,139	773,717	528,184

Costs and operating expenses:
Products	167,093	144,828	331,385	281,695
Services	205,605	89,795	317,894	176,024
Selling, general and administrative expenses	9,031	2,616	15,232	4,927
Earn-out receivable fair value adjustments	—	5,900	—	5,900
Amortization of intangible assets	18,450	6,487	27,500	12,621
Total costs and operating expenses	400,179	249,626	692,011	481,167
Operating income	48,958	22,513	81,706	47,017

Interest expense, net	5,230	6,445	3,828	14,384
Loss on debt extinguishment	4,473	—	4,473	—
Income from continuing operations before income taxes	39,255	16,068	73,405	32,633
Provision for income taxes	10,732	2,430	15,827	5,027
Net income from continuing operations	28,523	13,638	57,578	27,606
Loss from discontinued operations, net of tax	—	(10,441)	—	(33,382)
Net income (loss)	$28,523	$3,197	$57,578	$(5,776)

Earnings (loss) per share:
Basic
Continuing operations	$0.92	$0.66	$1.97	$1.34
Discontinued operations	—	(0.51)	—	(1.62)
	$0.92	$0.15	$1.97	$(0.28)

Diluted
Continuing operations	$0.91	$0.66	$1.94	$1.33
Discontinued operations	—	(0.50)	—	(1.61)
	$0.91	$0.16	$1.94	$(0.28)

Weighted average shares outstanding:
Basic	30,941,788	20,670,239	29,229,014	20,644,215
Diluted	31,385,479	20,731,397	29,619,493	20,735,979

Dividends declared per share	$0.10	$0.10	$0.20	$0.20

VSE Corporation and Subsidiaries - Unaudited Consolidated Statements of Cash Flows

(in thousands)	Six months ended June 30,
	2026	2025 (a)
Cash flows from operating activities:
Net income (loss)	$57,578	$(5,776)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	36,721	19,540
Amortization of debt issuance cost	1,270	1,067
Deferred taxes	9,447	(3,474)
Stock-based compensation	8,664	6,663
Impairment and loss on sale of business segments	—	47,203
Loss on sale of property and equipment	223	10
Gain on settlement of corporate-owned life insurance	(357)	—
Interest income on note receivable	(1,382)	—
Earn-out receivable adjustment	—	5,900
Loss on debt extinguishment	4,473	—
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(9,532)	(30,051)
Contract assets	(3,831)	(2,969)
Inventories	(115,617)	(25,478)
Prepaid expenses and other current assets and other assets	(5,410)	(26,144)
Operating lease assets and liabilities, net	1,889	(1,573)
Accounts payable and deferred compensation	(21,804)	(13,724)
Accrued expenses and other liabilities	2,961	(5,935)
Net cash used in operating activities	(34,707)	(34,741)
Cash flows from investing activities:
Purchases of property and equipment	(15,327)	(8,464)
Proceeds from the sale of business segments, net of cash divested	—	138,816
Cash paid for acquisitions, net of cash acquired	(1,766,844)	(47,739)
Purchases of intangible assets	(14,707)	—
Proceeds from corporate-owned life insurance settlements	760	—
Net cash (used in) provided by investing activities	(1,796,118)	82,613
Cash flows from financing activities:
Borrowings on bank credit facilities, net of creditor fees	934,357	624,881
Repayments on bank credit facilities	(343,523)	(674,381)
Repayments on amortizing notes	(5,299)	—
Proceeds from issuance of common stock, net	829,676	463
Proceeds from issuance of tangible equity units, net	444,908	—
Payment of debt financing costs	(7,909)	(2,584)
Payment of taxes for equity transactions	(9,119)	(4,248)
Dividends paid	(5,146)	(4,127)
Other	(984)	—
Net cash provided by (used in) financing activities	1,836,961	(59,996)

Effect of exchange rate changes on cash and cash equivalents	(134)	—

Net increase (decrease) in cash and cash equivalents	6,002	(12,124)
Cash and cash equivalents, beginning of period	69,358	29,030
Cash and cash equivalents, end of period	$75,360	$16,906
(a) The cash flows related to discontinued operations and held-for-sale assets and liabilities have not been segregated. Accordingly, the Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.

VSE Corporation and Subsidiaries
Unaudited Consolidated Statements of Cash Flows (continued)
(in thousands)

	Six months ended June 30,
(in thousands)	2026	2025
Supplemental disclosure of noncash investing and financing activities:
In-kind equity purchase consideration from acquisition	$238,002	$—
Earn-out obligation purchase consideration from acquisition	$33,850	$—
Note receivable from the sale of business segment	$—	$25,000
Earn-out receivable from the sale of business segment	$—	$29,200